SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

/ /x  Preliminary Information Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14-c5(d)(2))
/X/   Definitive Information Statement

                           DYNAMIC INTERNATIONAL INC.
                  (Name of Registrant As Specified In Charter)

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    / /   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    1) Title of each class of securities to which transaction applies:

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    2) Aggregate number of securities to which transaction applies:

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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    4) Proposed maximum aggregate value of transaction:

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    5) Total fee paid:

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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

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                           DYNAMIC INTERNATIONAL, INC.

                                58 Second Avenue
                            Brooklyn, New York 11215

                              INFORMATION STATEMENT



    This Information Statement is furnished by the Board of Directors of Dynamic International, Inc., a Nevada corporation (the "Company"), to inform the shareholders of the Company of the approval of certain corporate action. This Information Statement will be mailed on or about February 24, 2005 to all holders of record of Common Stock ("Common Stock") of the Company. The record date for determining shareholders entitled to receive this Information Statement has been established as the close of business on February 14, 2005. As of February 14, 2005, the Company had outstanding and entitled to vote 4,418,102 shares of Common Stock. Specifically, this Information Statement relates to the following corporate action:


                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY


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                                  REVERSE SPLIT


        The Board of Directors of the Company and the holders of a majority of the shares entitled to vote thereon have adopted by written consent in lieu of a meeting resolutions to reverse split the Common Stock on a one (1) for five hundred ten (510) basis (the "Reverse Split"). As a result of the Reverse Split, the record date of which is March 18, 2005 (the "Record Date"), (A) each five hundred ten (510) shares of Common Stock owned by any shareholder on the Record Date will be one share of Common Stock, and (B) any number of shares less than five hundred ten (510) owned by a shareholder on the Record Date, will be deemed to be a fractional share interest (a "Fractional Share Interest"). A Fractional Share Interest shall constitute the right to receive payment in cash from the Company in an amount calculated in the manner described below.

        All Fractional Share Interests that result from the Reverse Split will be purchased by the Company for cash. The Board has set the total value of the Company ("Dynamic's Value") at $423,158.00 representing its book value as of December 31, 2004. The Board did not obtain a fairness report, opinion, appraisal or other independent assessment of the value of the Company. Each shareholder who owns a Fractional Share Interest as a result of the Reverse Split will be paid an amount equal to the product of that Fractional Share Interest multiplied by a value (the "Per Share Value") obtained by dividing Dynamic's Value by a fraction, the numerator of which is the total number of shares of Common Stock outstanding on the Record Date and the denominator of which is 510. Based upon the number of shares outstanding as of February 14, 2005, the Per Share Value is $47.57. Management does not anticipate the occurrence of any transactions which would result in any change, between February 14, 2005 and the Record Date, of the number of outstanding shares of Common Stock. Accordingly, management projects that the Per Share Value as of the Record Date will be $47.57. Based upon this projection, a total of $26,428.32 is anticipated to be paid by the Company to holders of Fractional Share Interests.

        The purpose of this action is to enable the Company to discontinue the filing of periodic and other reports with the Securities and Exchange Commission ("SEC") and to relieve it of the costs and other burdens of being a public reporting company. The professional and other fees associated with complying with the reporting requirements are, in the judgment of the Board, not warranted at the present time in light of the fact that the Company receives no significant benefit from being a reporting company under the Securities Exchange Act of 1934 ("1934 Act") and is not listed on any national securities exchange nor authorized to be quoted on any inter-dealer quotation system. The Rules of the SEC under the 1934 Act permit a reporting company that has fewer that five hundred (500) shareholders of record to file a form with the SEC eliminating its reporting requirements. The Board has projected that the Reverse Split and the purchase of the Fractional Share Interests will cause the Company to have approximately three hundred fifty (350) shareholders as of March 19, 2005, the date after the Record Date. Currently, the Company has no plans to enter into additional transactions which would have the effect of further reducing the number of shareholders. The Board has authorized its officers to take the necessary additional steps to terminate the Company's filing and reporting requirements under the 1934 Act as soon as practicable following the Reverse Split. Following the Reverse Split and termination of our public reporting, the Company will operate as a private company.


        After the Reverse Split, shareholders will have no rights as shareholders with respect to the pre-Split shares of Common Stock or the fractional shares that would have resulted from a reverse stock split if the Board had not authorized the issuance of Fractional Share Interests representing the right to receive a cash payment.


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        As stated above, the Board has set the price at which Fractional Share
Interests will be purchased for cash based on the Company's book value of $423,158. A shareholder who feels aggrieved by that determination can exercise dissenter's appraisal rights under Nevada law. A notice regarding the rights of dissenting shareholders is set forth below.


APPROVAL NOT REQUIRED

        The Board of Directors of the Company has unanimously approved the Reverse Split. Holders of record of 2,842,977 shares of the Common Stock, representing 64.4% of all shares of Common Stock outstanding have consented to the Reverse Split. No further corporate action is required under Nevada law for the implementation of the Reverse Split.

SURRENDER OF STOCK CERTIFICATES; PAYMENT


        After the Record Date, American Stock Transfer and Trust Company, acting as exchange agent for the Company, will send each shareholder of record a Letter of Transmittal. The Letter of Transmittal will contain instructions for the surrender of stock certificates in exchange for new certificates and the payment of the cash consideration for any Fractional Share Interest. No payment will be made in respect of any Fractional Share Interest until the shareholder has surrendered his or her outstanding certificates, together with a completed Letter of Transmittal in accordance with the instructions provided. Please do not forward your certificates to the Company until you receive the Letter of Transmittal.

Dated: February   , 2005
Brooklyn, New York


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                   NOTICE OF RIGHTS OF DISSENTING STOCKHOLDERS

    Under Nevada Law, a stockholder is entitled to dissent from the corporation's determination of the amount of cash to be paid in lieu of the issuance of fractional shares and obtain cash payment for the fair value of his or her fractional share interests. Any consideration that you receive for your Fractional Share Interests through the exercise of your dissenters' rights could be more or less than you would have received based upon the determination made by Dynamic's Board of Directors. To exercise your dissenters' rights, you must follow certain procedures under Nevada Law. If you do not follow these procedures exactly, you could lose your dissenters' rights.

    Below is a description of the steps you must take if you wish to exercise dissenters' rights under Nevada Revised Statutes ("NRS") Sections 92A.300 to 92A.500, the Nevada dissenters' rights statute, with respect to the Per Share Value established by Dynamic for the Fractional Share Interests to be issued in connection with the Reverse Split. This description is not intended to be complete. If you are considering exercising your dissenters' rights with respect to the Per Share Value, you should review NRS Sections 92A.300 to 92A.500 carefully, particularly the steps required to perfect dissenters' rights. Failure to take any one of the required steps may result in termination of your dissenters' rights under Nevada Law. If you are considering dissenting, you should consult with your own legal advisor.

    If you elect to dissent, you must, by no later than April 14, 2005, file a written objection stating your intention to demand payment of fair value for your Fractional Share Interests. The written objection should be sent to Dynamic International, 58 Second Avenue, Brooklyn, New York 11215, Attention: Secretary. Registered Mail, Return Receipt Requested is recommended. The objection shall include (i) a notice of election to dissent, (ii) the stockholder's name and residence address, (iii) the Fractional Share Interest issued to the stockholder, (iv) a demand for a payment of the fair value of the Fractional Share Interest, and (v) a certification as to whether you or the beneficial owner on whose behalf you are dissenting, as the case may be, acquired beneficial ownership of the shares before the date of the Information Statement to which this notice relates. Together with the written demand by April 14, 2005, you must submit certificates representing all of the shares of Dynamic stock to which the demand relates to Dynamic International, Inc. or its transfer agent for the purpose of affixing a notation indicating that a demand for payment has been made.

    When required by the Nevada dissenters' rights statutes, after receiving your properly executed payment demand, we will pay you what we determine to be the fair value of your Fractional Share Interest, plus accrued interest (computed from the effective date of the Reverse Split until the date of payment).

    We may elect to withhold payment from you if you became the beneficial owner of the shares on or after the date of the Information Statement. If we withhold payment, after the Record Date of the Reverse Split, we will estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to you in full satisfaction of your demand. The offer will contain a statement of our estimate of the fair value, an explanation of how the interest was calculated, and a statement of dissenters' rights to demand payment under NRS Section 92A.480.

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    If you believe that the amount we pay in exchange for your dissenting shares is less than the fair value of your shares or that the interest is not correctly determined, you can demand payment of the difference between your and our estimate. You must make such demand within 30 days after we have made or offered payment; otherwise, your right to challenge calculation of fair value terminates.

    If there is still disagreement about the fair market value within 60 days after we receive your demand, we will petition the District Court of Carson City, Nevada to determine the fair value of the Fractional Share Interests and the accrued interest. If we do not commence such legal action within the 60-day period, we will have to pay the amount demanded for all unsettled demands. All dissenters whose demands remain unsettled will be made parties to the proceeding, and are entitled to a judgment for either the amount of the fair value of their fractional share interests, plus interest, in excess of the amount we paid; or the fair value, plus accrued interest, of the after-acquired fractional share interests for which we withheld payment.

FAILURE TO FOLLOW THE STEPS REQUIRED BY NRS SECTIONS 92A.400 THROUGH 92A.480 FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.